================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A


                                 CURRENT REPORT

           Pursuant to Sections 13 or 15(d) of the Securities Exchange
                                  Act of 1934.

                        Date of Report: November 12, 1997



                               HENRY SCHEIN, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)



        Delaware                        0-27078               11-3136595
-------------------------------       ------------       --------------------
(State or other jurisdiction of       (Commission        (I.R.S. Employer
 incorporation or organization)        file number)       Identification Number)


      135 Duryea Road
     Melville, New York                                     11747
     ------------------                                   ---------
(Address of principal executive offices)                  (Zip Code)


        Registrant's telephone number, including area code (516) 843-5500

================================================================================

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


    Item 7 of Henry Schein, Inc.'s ("Schein") Form 8-K dated November 12, 1997 is hereby amended by adding the following financial information:


    1. Unaudited pro forma combined condensed financial information pursuant to
Article II of Regulation S-X giving effect to the merger between Henry Schein, Inc. ("Schein"), Sullivan Dental Products, Inc. ("Sullivan") and HSI Acquisition Corp. consummated on November 12, 1997.



    2. Consolidated balance sheets of Schein as of December 28, 1996 and December 30, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 28, 1996, restated to give effect to Schein's acquisition of Micro Bio-Medics, Inc. on August 1, 1997 as described in Note 1 to the consolidated financial statements.



    3. Sullivan's unaudited balance sheets as of September 30, 1997 and December 31, 1996 and the related unaudited statements of income and cash flow for the three and nine-month periods ended September 30, 1997 and September 30, 1996.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
     INFORMATION

FINANCIAL STATEMENTS AND EXHIBITS



   Reports of Independent Certified Public Accountants..........................


   Consolidated Financial Statements:

       Balance Sheets as of December 28, 1996 and December 30, 1995.............

       Statements of Operations for the years ended December 28, 1996,
           December 30, 1995 and December 31, 1994 .............................

       Statements of Stockholders' Equity for the years ended
           December 28, 1996, December 30, 1995 and December 31, 1994...........

       Statements of Cash Flows for the years ended December 28,
           1996, December 30, 1995 and December 31, 1994........................

       Notes to Consolidated Financial Statements ..............................





   SULLIVAN FINANCIAL INFORMATION

       Balance Sheet as of September 30, 1997 (unaudited) and December 31, 1996
(audited) ...........


       Statements of Income for the three and nine months ended September 30,
           1997 and 1996........................................................

       Statements of cash flow for the three and nine months ended September 30,
           1997 and 1996........................................................

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements give effect to the Merger using the "pooling of interests" method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. These unaudited pro forma combined condensed financial statements have been prepared from, and should be read in conjunction with, the historical consolidated (in the case of Schein) financial statements and notes thereto of Schein set forth in this Form 8-K/A, which have been restated to give retroactive effect to the acquisition of MBMI, effective August 1, 1997, which was accounted for under the pooling of interests method, and Sullivan, which are incorporated by reference to this Form 8-K/A.

    The unaudited pro forma combined condensed statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the merged companies.

    The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Merger as if it had occurred on September 27, 1997, combining the balance sheets of Schein at September 27, 1997 with that of Sullivan as of September 30, 1997. The Unaudited Pro Forma Combined Condensed Statements of Operations give effect to the Merger as if it had occurred at the beginning of the earliest period presented, combining the results of Schein for each year in the three-year period ended December 28, 1996 and the nine-month period ended September 27, 1997 with those of Sullivan for each year in the three-year period ended December 31, 1996 and the nine-month period ended September 30, 1997.


    As a result of the Merger, the merged companies incurred certain acquisition related costs in connection with the consummation of the transaction, and will incur certain transition related costs upon integrating the operations of Schein and Sullivan. The acquisition and transition related costs consist principally of compensation arrangement costs (sales force and certain senior management signing bonuses), professional and registration fees, systems modification costs and other cost associated with the integration of the two businesses resulting from the Merger. While the exact timing, nature and amount of these acquisition and transition related costs are subject to change, Schein anticipates that a one-time pre-tax charge of approximately $16.0 million for direct incremental acquisition-related costs will be recorded in the quarter in which the Merger is consummated. The estimate is comprised of the following amounts:


                                                                (in thousands)

        Compensation arrangements ................................     $9,000
        Professional services ....................................      4,500
        Registration and other regulatory costs ..................      1,500
        Taxes and other ..........................................      1,000
                                                                     --------
                                                                      $16,000

                                                                     ========

    The direct incremental acquisition-related costs have been reflected as an increase in accounts payable and accrued expenses in the Unaudited Pro Forma Combined Condensed Balance Sheet as of September 27, 1997. The after-tax cost of this anticipated charge ($13.2 million) has been reflected as a reduction in retained earnings in the Unaudited Pro Forma Combined Condensed Balance Sheet as of September 27, 1997.

    In addition to the one-time pre-tax charge of approximately $16.0 million for direct incremental acquisition-related costs, Schein also expects to record additional special costs associated with systems modifications and other integration related charges after the Merger. Such pre-tax charges are currently not estimable, but could be in the range of $6.0 million to $10.0 million. The ultimate amount of such costs and the periods in which they will be charged to expense will vary depending on a number of factors, including the timing and extent of the integration of the businesses.


    The unaudited pro forma combined condensed financial statements do not reflect the special costs associated with systems modifications and other integration related charges described above incurred during the remainder of 1997 and expected to be incurred thereafter, or any of the anticipated recurring expense savings.

              Unaudited Pro Forma Combined Condensed Balance Sheet
                               September 27, 1997
                                 (In thousands)

                                                     Historical         Historical           Pro Forma              Pro Forma
                                                       Schein            Sullivan           Adjustments              Combined
                                                     ----------         ----------          -----------             ---------
ASSETS
Current assets:

    Cash and cash equivalents                          $ 16,646           $    221          $     ---                $ 16,867
    Accounts receivable, net                            222,828             41,540                ---                 264,368
    Inventories                                         151,832             45,336                ---                 197,168
    Deferred income taxes                                 7,546              1,366                ---                   8,912
    Other                                                32,198              3,880                ---                  36,078

                                                       --------           --------          ---------                --------
        Total current assets                            431,050             92,343                ---                 523,393
    Property and equipment, net                          50,242              7,356                ---                  57,598
    Goodwill and other intangibles, net                  93,524             23,667                ---                 117,191
    Investments and other                                29,460                320                ---                  29,780
                                                       --------           --------          ---------                --------
                                                      $ 604,276           $123,686              $ ---                $727,962
                                                      =========           ========          =========                ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY

Current liabilities:

    Accounts payable and accrued expenses              $170,932           $ 21,810            $16,000  (2b)          $205,942
                                                                                               (2,800) (2c)

    Bank credit lines                                     8,385            7,660                                       16,045

    Current maturities of long-term debt                 12,251                ---                ---                  12,251
                                                       --------           --------          ---------                --------

        Total current liabilities                       191,568             29,470             13,200                 234,238

    Long-term debt                                       83,976                ---                ---                  83,976

    Other liabilities                                     4,032                816                ---                   4,848
                                                       --------           --------          ---------                --------

        Total liabilities                               279,576             30,286             13,200                 323,062
                                                       --------           --------            -------                --------

    Minority interest                                     1,845                ---                ---                   1,845
                                                       --------           --------          ---------                --------

    Common stock                                            275                103                (27) (2a)               351

    Additional paid-in capital                          273,727             46,138                 27  (2a)           319,892

    Retained earnings                                    52,182             47,159            (13,200) (2b)(2c)        86,141

    Treasury stock                                      (1,156)                ---                ---                  (1,156)

    Foreign currency translation adjustment             (2,173)                ---                ---                  (2,173)
                                                       --------           --------          ---------                --------

        Total stockholders' equity                      322,855             93,400            (13,200)                403,055
                                                       --------           --------          ---------                --------
                                                       $604,276           $123,686          $     ---                $727,962
                                                       ========           ========          =========                ========

         Unaudited Pro Forma Combined Condensed Statement of Operations
                  For the Nine Months Ended September 27, 1997
                      (In thousands, except per share data)


                                                              Historical         Historical              Pro Forma
                                                                Schein            Sullivan                Combined
                                                              ----------         ----------             ----------
Net sales                                                     $  911,707         $  196,260             $1,107,967

Cost of sales                                                    654,711            128,509                783,220
                                                              ----------         ----------             ----------

Gross profit                                                     256,996             67,751                324,727

Selling, general and administrative expenses                     228,499             55,539                284,038

Merger and integration costs                                      22,071                ---                 22,071
                                                              ----------         ----------             ----------

Operating income                                                   6,426             12,212                 18,638

Interest income (expense) - net                                      721                717                  1,438

Other - net                                                          343               (117)                   226
                                                              ----------         ----------             ----------

Income before taxes on income, minority interest                   7,490             12,812                 20,302
    and equity in earnings of affiliates

Taxes on income                                                   10,815              5,125                 15,940

Minority interest in net (loss) of subsidiaries                     (434)               ---                   (434)

Equity in earnings of affiliates                                     889                ---                    889
                                                              ----------         ----------             ----------

Net income (loss)                                             $   (2,002)        $    7,687             $    5,685
                                                              ==========         ==========             ==========

Net income (loss)  per common share (1)                       $    (0.07)        $     0.71             $     0.16
                                                              ==========         ==========             ==========

Weighted average common and common                                28,301             10,761                 36,210
                                                              ==========         ==========             ==========
equivalent shares outstanding (1)

         Unaudited Pro Forma Combined Condensed Statement of Operations
                      For the Year Ended December 28, 1996
                      (In thousands, except per share data)


                                                               Historical               Historical                 Pro Forma
                                                                 Schein                  Sullivan                   Combined
                                                               ----------               ----------                -----------
Net sales                                                      $  990,265               $  241,583                $ 1,231,848

Cost of sales                                                     706,219                  158,937                    865,156
                                                               ----------               ----------                -----------

Gross profit                                                      284,046                   82,646                    366,692

Selling, general and administrative expenses                      250,393                   68,901                    319,294
                                                               ----------               ----------                -----------

Operating income                                                   33,653                   13,745                     47,398

Interest income (expense) - net                                     1,159                      482                      1,641

Other - net                                                           771                      214                        985
                                                               ----------               ----------                -----------

Income before taxes on income, minority
    interest and equity in earnings of affiliates                  35,583                   14,441                     50,024

Taxes on income                                                    12,664                    5,776                     18,440

Minority interest in net income of subsidiaries                       246                      ---                        246

Equity in earnings of affiliates                                    1,595                      ---                      1,595
                                                               ----------               ----------                -----------

Net income                                                     $   24,268               $    8,665                  $  32,933
                                                               ==========               ==========                ===========
Pro forma:

    Historical net income                                         $24,268                   $8,665                  $  32,933

    Pro forma adjustment:

    Provision for income taxes on previously
        untaxed earnings of an acquisition                         (1,197)                     ---                     (1,197)
                                                               ----------               ----------                -----------


Pro forma net income                                           $   23,071               $    8,665                $    31,736
                                                               ==========               ==========                ===========

Pro forma net income per common share (1)                      $     0.91               $     0.91                $      0.98
                                                               ==========               ==========                ===========
Pro forma weighted average common and
        common equivalent shares outstanding (1)                   25,401                    9,523                     32,400
                                                               ==========               ==========                ===========

         Unaudited Pro Forma Combined Condensed Statement of Operations
                      For the Year Ended December 30, 1995
                      (In thousands, except per share data)

                                                               Historical               Historical              Pro Forma
                                                                 Schein                  Sullivan                Combined
                                                               ----------               ----------             ----------

Net sales                                                      $  743,176              $   215,568             $  958,744

Cost of sales                                                     521,755                  141,753                663,508
                                                               ----------              -----------             ----------

Gross profit                                                      221,421                   73,815                295,236

Selling, general and administrative expenses                      198,487                   62,465                260,952

Special charges                                                    20,797                      ---                 20,797
                                                               ----------               ----------             ----------

Operating income                                                    2,137                   11,350                 13,487

Interest income (expense) - net                                    (5,315)                     654                 (4,661)

Other - net                                                           390                       63                    453
                                                               ----------               ----------             ----------
Income (loss) before taxes on income, minority interest
    and equity in earnings of affiliates                           (2,788)                  12,067                  9,279

Taxes on income                                                     5,932                    4,827                 10,759

Minority interest in net income of subsidiaries                       509                      ---                    509


Equity in earnings of affiliates                                    1,537                      ---                  1,537
                                                               ----------               ----------             ----------

Net income (loss)                                               $  (7,692)              $    7,240             $     (452)
                                                               ==========               ==========             ==========
Pro forma:

    Historical net income (loss)                               $   (7,692)              $    7,240             $     (452)

    Pro forma adjustments:

    Special management compensation and
        professional fees                                          20,797                      ---                 20,797

    Tax effect of above                                            (1,174)                     ---                 (1,174)

    Provision for income on previously
        untaxed earnings of an acquisition                           (533)                     ---                   (533)
                                                               ----------               ----------             ----------

Pro forma net income                                           $   11,398               $    7,240                $18,638
                                                               ==========               ==========             ==========

Pro forma net income per common share (1)                      $     0.64               $     0.77             $     0.76
                                                               ==========               ==========             ==========

Pro forma weighted average common and
        common equivalent shares outstanding(1)                    17,693                    9,405                 24,606
                                                               ==========               ==========             ==========

         Unaudited Pro Forma Combined Condensed Statement of Operations
                      For the Year Ended December 31, 1994
                      (In thousands, except per share data)

                                                               Historical               Historical              Pro Forma
                                                                 Schein                  Sullivan                Combined
                                                               ----------               ----------             ----------
Net sales                                                      $  612,438               $  203,602             $  816,040

Cost of sales                                                     439,792                  133,985                573,777
                                                               ----------               ----------             ----------

Gross profit                                                      172,646                   69,617                242,263

Selling, general and administrative expenses                      154,012                   57,247                211,259


Special charges                                                    23,603                      ---                 23,603
                                                               ----------               ----------             ----------

Operating income (loss)                                            (4,969)                  12,370                  7,401

Interest income (expense)- net                                     (4,568)                     358                 (4,210)

Other - net                                                           542                       35                    577
                                                               ----------               ----------             ----------

Income (loss) before taxes on income (recovery), minority
    interest and equity in earnings of affiliates                  (8,995)                  12,763                  3,768

Taxes on income (recovery)                                           (678)                   5,086                  4,408

Minority interest in net income of subsidiaries                       561                      ---                    561

Equity in earnings of affiliates                                      494                      ---                    494

Cumulative effect of accounting change                                (60)                     ---                    (60)
                                                               ----------               ----------             ----------

Net income (loss)                                              $   (8,444)              $    7,677             $     (767)
                                                               ==========               ==========             ==========
Pro forma:

    Historical net income (loss)                               $   (8,444)              $    7,677             $     (767)

    Pro forma adjustments:

    Special management compensation and
    professional fees                                              23,603                      ---                 23,603

    Tax effect of above                                            (5,749)                     ---                 (5,749)

    Provision for income taxes on previously
    untaxed earnings of an acquisition                               (306)                     ---                   (306)
                                                               ----------               ----------             ----------

Pro forma net income                                           $    9,104               $    7,677             $   16,781
                                                               ==========               ==========             ==========

Pro forma net income per common share (1)                      $     0.56               $     0.82             $     0.73
                                                               ==========               ==========             ==========

Pro forma weighted average common and
    common equivalent shares outstanding (1)                       16,233                    9,409                 23,149
                                                               ==========               ==========             ==========

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS
                                 (In thousands)

NOTE 1--       EXCHANGE RATIO


        Under the Merger Agreement, each outstanding share of Sullivan Common Stock was converted into 0.735 shares of Schein Common Stock. This exchange ratio was used in computing shares and per share amounts in the accompanying unaudited pro forma combined condensed financial statements.


NOTE 2--       PRO FORMA ADJUSTMENTS


(a) A pro forma adjustment has been made to reflect the issuance of shares in the exchange ratio stated in Note 1 above in accordance with the Merger Agreement.


(b) A pro forma adjustment has been made for certain direct incremental acquisition related costs and expenses including as described in the fourth paragraph under "Unaudited pro Forma Combined Condensed Financial Statements".


(c) A pro forma adjustment has been made for the estimated tax effects of the adjustments discussed in (b) above.

ITEM 8.                 FINANCIAL STATEMENTS AND EXHIBITS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Henry Schein, Inc.
Melville, New York


We have audited the accompanying consolidated balance sheets of Henry Schein, Inc. and Subsidiaries as of December 28, 1996 and December 30, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's managment. Our responsibility is to express an opinion on these financial statments based on our audits. We did not audit the consolidated financial statements of Micro Bio-Medics, Inc. and Subsidiaries, which statements reflect total assets of $60,444,000, $51,136,000, and $54,461,000 as of December 31, 1996, 1995, and
1994, respectively, and total revenues of $150,143,000, $119,874,000, and $121,604,000 for the years then ended. Those statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiaries, is based solely on the report of the other auditors.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry Schein, Inc. and Subsidiaries at December 28, 1996 and December 31, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996 in conformity with generally accepted accounting principles.


BDO SEIDMAN, LLP


New York, New York
March 7, 1997, except for Note 19 which is as of August 1, 1997.

              Report of Independent Certified Public Accountants



Micro Bio-Medics, Inc.
Pelham Manor, New York


We have audited the consolidated balance sheets of Micro Bio-Medics, Inc. and Subsidiaries as of November 30, 1996 and 1995, and the related consolidated statements of income, cash flows, and changes in stockholders' equity for each of the three years in the period ended November 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated finanacial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Micro Bio-Medics, Inc. and Subsidiaries as of November 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.



MILLER, ELLIN & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS



New York, New York
February 12, 1997,
 except for Note 19
 which is as of August 1, 1997

                       HENRY SCHEIN, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                                       December 28,            December 30,
                                                                          1996                     1995
                                                                     ---------------          -------------
ASSETS

Current assets:

   Cash and cash equivalents..............................              $  45,264               $  11,699

   Accounts receivable, less reserves of $8,060 and
      $7,065 respectively.................................                172,094                 117,487

   Inventories..............................................              140,350                 108,961

   Deferred income taxes....................................                6,971                   7,382

   Other....................................................               31,027                  20,673
                                                                        ---------               ---------

          Total current assets..............................              395,706                 266,202

Property and equipment, net.................................               41,329                  33,513

Goodwill and other intangibles, net ........................               61,674                  29,379

Investments and other.......................................               29,185                  21,406
                                                                        ---------               ---------
                                                                         $527,894                $350,500
                                                                        =========               =========

LIABILITIES AND STOCKHOLDERS'EQUITY Current liabilities:

   Accounts payable.........................................             $105,451                $ 75,499

   Bank credit lines........................................                6,716                   9,325

   Accruals:

      Salaries and related expenses.........................               11,041                   9,074

      Other.................................................               30,917                  34,062

   Current maturities of long-term debt.....................                8,894                   3,822
                                                                        ---------               ---------


          Total current liabilities.........................              163,019                 131,782

Long-term debt..............................................               33,283                  47,651

Other liabilities...........................................                2,895                   1,591
                                                                        ---------               ---------

          Total liabilities.................................              199,197                 181,024
                                                                        ---------               ---------

Minority interest...........................................                5,289                   4,547
                                                                        ---------               ---------
Commitments and contingencies

Stockholders' equity:

   Common stock, $.01 par value, authorized
      60,000,000; issued: 26,480,231 and
          21,832,808, respectively..........................                  264                     218

   Additional paid-in capital...............................              275,272                 136,382

   Retained earnings .......................................               49,598                  29,273

   Treasury stock, at cost, 60,529  and 51,679
      shares, respectively .................................               (1,090)                   (769)

   Foreign currency translation adjustment..................                 (636)                   (175)
                                                                        ---------               ---------

          Total stockholders' equity........................              323,408                 164,929
                                                                        ---------               ---------
                                                                        $ 527,894               $ 350,500
                                                                        =========               =========

          See accompanying notes to consolidated financial statements.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                                          Years Ended
                                                          -----------------------------------------------
                                                          December 28,     December 30,      December 31,
                                                              1996             1995              1994
                                                          ------------     ------------      ------------

Net sales......................................               $990,265       $743,176           $612,438

Cost of sales..................................                706,219        521,755            439,792
                                                            ----------     ----------          ---------

   Gross profit................................                284,046        221,421            172,646

Operating expenses:

   Selling, general and administrative.........                250,393        198,487            154,012

   Special management compensation.............                    ---         20,797             21,596

   Special professional fees ..................                    ---            ---              2,007
                                                            ----------     ----------          ---------

      Operating income (loss)..................                 33,653          2,137            (4,969)

Other income (expense):

   Interest income.............................                  5,592          1,932                424

   Interest expense ...........................                 (4,433)        (7,247)            (4,992)

   Other-net...................................                    771            390                542
                                                            ----------     ----------          ---------
      Income (loss) before taxes on
          income (recovery), minority
          interest and equity in earnings of
          affiliates...........................                 35,583        (2,788)             (8,995)

Taxes on income (recovery) ....................                 12,664          5,932               (678)

Minority interest in net income of
   subsidiaries................................                    246            509                561

Equity in earnings of affiliates...............                  1,595          1,537                494

Cumulative effect of accounting change.........                    ---            ---                (60)
                                                            ----------     ----------          ---------

Net income (loss)..............................                $24,268     $  (7,692)          $  (8,444)
                                                            ==========     ==========          =========

Pro forma:

   Historical net income (loss)................             $   24,268     $   (7,692)         $  (8,444)

   Pro forma adjustments:
      Special management compensation
          and professional fees................                    ---         20,797             23,603

      Tax effect of above......................                    ---         (1,174)            (5,749)


   Provision for income taxes on
      previously untaxed earnings of an
      acquisition..............................                 (1,197)          (533)              (306)

                                                            ----------     ----------          ---------

   Pro forma net income........................                $23,071     $   11,398          $   9,104
                                                            ==========     ==========          =========

   Pro forma net income per common
      share....................................             $     0.91     $     0.64          $    0.56
                                                            ==========     ==========          =========

   Pro forma weighted average common
      and common equivalent shares
      outstanding..............................                 25,401         17,693             16,233

                                                            ==========     ==========          =========

          See accompanying notes to consolidated financial statements.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (in thousands, except share data)



                                                                         Common Stock
                                                                        $.01 Par Value
                                                                  ---------------------------       Paid-in             Retained
                                                                    Shares            Amount         Capital            Earnings
                                                                  -----------      ----------      --------------     ------------

Balance, December 25, 1993, as previously reported........         12,460,544      $      125         $   11,221       $   41,382

Pooling of interests with Micro Bio-Medics, Inc............         2,191,257              22             10,361            5,811
                                                                   ----------      ----------         ----------       ----------

Balance, December 25, 1993, as restated....................        14,651,801             147             21,582           47,193

Net loss...................................................               ---             ---                ---           (8,444)

Dividends paid and deemed .................................               ---             ---                ---             (684)

Adjustment resulting from revaluation of stock issued for

   special compensation (including $4,897 attributable to
   stock of former parent).................................               ---             ---              9,104              ---

Stock issued and issuable, in part, to settle accrued
   liability under long-term executive incentive
   compensation plan.......................................           489,456               5              3,460              ---

Recognition of deferred compensation.......................               ---             ---                ---              ---

Stock issued to ESOP trust ................................           128,257               1                899              ---

Reclassification of redeemable stock issued as special
   compensation and to ESOP trust..........................        (2,084,398)            (21)           (14,724)             ---

Foreign currency translation adjustment....................               ---             ---                ---              ---

Shares issued for stock options and warrants...............            37,173             ---                251              ---

Other .....................................................               ---             ---                 22              ---
                                                                   ----------      ----------         ----------       ----------

BALANCE, DECEMBER 31, 1994.................................        13,222,289             132             20,594           38,065

Net loss...................................................               ---             ---                ---           (7,692)

Dividends paid.............................................               ---             ---                ---           (1,100)

Shares issued for acquisition..............................         1,260,416              13              6,500              ---

Stock issued in initial public offering....................         5,090,000              51             72,417              ---

Reclassification of redeemable stock issued as special
   compensation and to ESOP trust upon closing of initial
   public offering.........................................         2,084,398              20             32,180              ---

Issuance of compensatory stock options.....................               ---             ---              2,805              ---

Purchase of treasury stock (51,679 shares).................               ---             ---                ---              ---

Foreign currency translation adjustment....................               ---             ---                ---              ---

Shares issued for stock options and warrants ..............            59,455               1                497              ---

Shares issued for conversion of debentures  ...............           116,250               1              1,389              ---
                                                                   ----------      ----------         ----------       ----------

BALANCE, DECEMBER 30, 1995.................................        21,832,808             218            136,382           29,273

Net income.................................................               ---             ---                ---           24,268

Dividends paid.............................................               ---             ---                ---           (3,943)

Shares issued for acquisitions.............................           329,215               4              8,650              ---


Stock issued in follow-on offering.........................         3,734,375              37            124,070              ---

Stock issued to ESOP trust.................................            24,210             ---                820              ---

Purchase of treasury stock (8,850 shares)   ...............               ---             ---                ---              ---

Foreign currency translation adjustment....................               ---             ---                ---              ---

Shares issued for conversion of debentures.................           116,250               1              1,397              ---

Shares issued for stock options and warrants ..............           443,373               4              3,953              ---
                                                                   ---------       ----------         ----------       ----------

BALANCE, DECEMBER 28, 1996.................................        26,480,231      $      264         $  275,272       $   49,598
                                                                   ==========      ==========         ==========       ==========


                                                                                    Foreign
                                                                  Additional        Currency           Deferred           Total
                                                                   Treasury        Translation         Compen-         Stockholders'
                                                                     Stock         Adjustment          sation            Equity
                                                                  -----------     -------------       ----------       ------------
Balance, December 25, 1993, as previously reported........       $       ---      $     (635)        $   (8,197)      $   43,896

Pooling of interests with Micro Bio-Medics, Inc............               ---             ---                ---           16,194
                                                                  -----------      ----------         ----------       ----------

Balance, December 25, 1993, as restated....................               ---            (635)            (8,197)          60,090

Net loss...................................................               ---             ---                ---           (8,444)

Dividends paid and deemed .................................               ---             ---                ---             (684)

Adjustment resulting from revaluation of stock issued for
   special compensation (including $4,897 attributable to
   stock of former parent).................................               ---             ---             (9,104)             ---

Stock issued and issuable, in part, to settle accrued
   liability under long-term executive incentive
   compensation plan.......................................               ---             ---                ---            3,465

Recognition of deferred compensation.......................               ---             ---             17,301           17,301

Stock issued to ESOP trust ................................               ---             ---                ---              900

Reclassification of redeemable stock issued as special
   compensation and to ESOP trust..........................               ---             ---                ---          (14,745)

Foreign currency translation adjustment....................               ---             177                ---              177

Shares issued for stock options and warrants...............               ---             ---                ---              251


Other .....................................................               ---             ---                ---               22

Balance, December 31, 1994.................................               ---            (458)               ---           58,333

Net loss...................................................               ---             ---                ---           (7,692)

Dividends paid.............................................               ---             ---                ---           (1,100)

Shares issued for acquisition..............................               ---             ---                ---            6,513

Stock issued in initial public offering....................               ---             ---                ---           72,468

Reclassification of redeemable stock issued as special
   compensation and to ESOP trust upon closing of initial
   public offering.........................................               ---             ---                ---           32,200

Issuance of compensatory stock options.....................               ---             ---                ---            2,805

Purchase of treasury stock (51,679 shares).................              (769)            ---                ---             (769)

Foreign currency translation adjustment....................               ---             283                ---              283

Shares issued for stock options and warrants ..............               ---             ---                ---              498

Shares issued for conversion of debentures  ...............               ---             ---                ---            1,390
                                                                  -----------      ----------         ----------       ----------

Balance, December 30, 1995.................................              (769)           (175)               ---          164,929

Net income.................................................               ---             ---                ---           24,268

Dividends paid.............................................               ---             ---                ---           (3,943)

Shares issued for acquisitions.............................               ---             ---                ---            8,654

Stock issued in follow-on offering.........................               ---             ---                ---          124,107

Stock issued to ESOP trust.................................               ---             ---                ---              820

Purchase of treasury stock (8,850 shares)   ...............              (321)            ---                ---             (321)

Foreign currency translation adjustment....................               ---            (461)               ---             (461)

Shares issued for conversion of debentures.................               ---             ---                ---            1,398

Shares issued for stock options and warrants ..............               ---             ---                ---            3,957
                                                                  -----------      ----------         ----------       ----------

Balance, December 28, 1996.................................       $    (1,090)     $     (636)        $      ---       $  323,408
                                                                  ===========      ==========         ==========       ==========

          See accompanying notes to consolidated financial statements.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                      Years Ended
                                                                  ----------------------------------------------------
                                                                    December 28,        December 30,      December 31,
                                                                        1996               1995               1994
                                                                  ---------------      -------------      ------------
Cash flows from operating activities:

Net income (loss)..........................................          $  24,268          $   (7,692)        $   (8,444)

Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
   Accounting change.......................................                ---                 ---                 60

   Depreciation and amortization...........................              9,384               7,183              4,819

   Provision for losses and allowances on accounts
           receivable......................................              1,139               2,040              1,330

   Stock issued to ESOP trust .............................                820                 ---                900

   Provision (benefit) for deferred income taxes...........              2,242              (1,002)            (3,649)

   Special management compensation.........................                ---              20,289             18,866

   Undistributed (earnings) of affiliates..................             (1,595)             (1,537)              (494)

   Minority interest in net income of subsidiaries.........                246                 509                561

   Other...................................................               (586)               (558)              (967)

 Changes in assets and liabilities:

      Increase in accounts receivable......................            (47,502)            (33,790)           (14,316)

      Increase in inventories..............................            (24,263)             (4,240)            (8,011)

      Increase in other current assets.....................             (8,462)             (4,786)            (3,926)

      Increase in accounts payable and accruals............             18,271              17,751             27,488
                                                                     ---------          ----------         ----------

   Net cash provided by (used in) operating activities.....            (26,038)             (5,833)            14,217
                                                                     ---------          ----------         ----------
   Cash flows from investing activities:


   Capital expenditures....................................            (12,120)            (10,164)            (6,883)

   Business acquisitions, net of cash acquired.............            (32,540)            (17,308)            (2,718)

   Other...................................................             (6,481)             (5,515)            (1,984)
                                                                     ---------          ----------         ----------

Net cash used in investing activities......................            (51,141)            (32,987)           (11,585)
                                                                     ---------          ----------         ----------

   Cash flows from financing activities:

   Proceeds from issuance of long-term debt................              1,154               3,698              5,391

   Principal payments on long-term debt....................             (5,291)            (15,808)            (1,576)

   Proceeds from issuance of stock.........................            128,064              72,966                252

   Proceeds from borrowings from banks.....................              4,449               2,446              3,764

   Purchase of treasury stock..............................               (321)               (769)               ---

   Payments on borrowings from banks.......................            (13,478)            (20,976)            (7,425)

   Deemed dividend.........................................                ---                 ---               (552)

   Distributions to stockholders...........................             (3,259)               (632)              (132)

   Other...................................................               (574)              1,711                444
                                                                     ---------          ----------         ----------

Net cash provided by financing activities..................            110,744              42,636                166
                                                                     ---------          ----------         ----------

Net increase in cash and cash equivalents..................             33,565               3,816              2,798

Cash and cash equivalents, beginning of year...............             11,699               7,883              5,085
                                                                     ---------          ----------         ----------

Cash and cash equivalents, end of year.....................          $  45,264          $   11,699         $    7,883
                                                                     =========          ==========         ==========


          See accompanying notes to consolidated financial statements.

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation


     The consolidated financial statements include the accounts of Henry Schein, Inc. and all of its wholly-owned and majority-owned subsidiaries (the "Company"). Investments in unconsolidated affiliates which are 50% or less owned are accounted for under the equity method. All material intercompany accounts and transactions are eliminated in consolidation. The financial statements include adjustments to give retroactive effect to the acquisition of Dentrix Dental Systems, Inc. ("Dentrix"), effective February 28, 1997, and Micro Bio-Medics, Inc. ("MBMI"), effective August 1, 1997, which were accounted for under the pooling of interests method.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year


     The Company reports its operations on a 52-53 week basis ending on the last Saturday of December. Accordingly, fiscal years ended December 28, 1996 and December 30, 1995 consisted of 52 weeks and the fiscal year ended December 31, 1994 consisted of 53 weeks. The accounts of MBMI, have been consolidated on a basis with a year ended November 30.


Revenue Recognition

      Sales are recorded when products are shipped or services are rendered, except for the portion of revenues from sales of practice management software which is attributable to noncontractual post contract customer support, which is deferred and recognized ratably over the period in which the support is expected to be provided.

Inventories

     Inventories consist substantially of finished goods and are valued at the lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment and Depreciation and Amortization

     Property and equipment are stated at cost. Depreciation is computed primarily under the straight-line method over the following estimated useful lives:

                                                        Years

Buildings and improvements........................        40
Machinery and warehouse equipment.................      5 - 10
Furniture, fixtures and other.....................      3 - 10
Computer equipment and software...................      5 - 7


     Amortization of leasehold improvements is computed using the straight-line method over the lesser of the useful life of the assets or the lease term.

Taxes on Income

     The Company filed a consolidated Federal income tax return with Schein Holdings, Inc. for the period ended September 30, 1994 (see Note 2). For the balance of 1994 the Company filed a consolidated Federal income tax return with its 80% or greater owned subsidiaries and expects to continue to do so thereafter. Income taxes for financial statement presentation were calculated through the period ending September 30, 1994 as if the Company filed a separate tax return.

Premium Coupon Program

     The Company issues premium coupons to certain customers in conjunction with sales of its products which are redeemable for gifts. Premium coupon redemptions are accrued as issued based upon expected redemption rates.

Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents. The Company has determined that the effect of foreign exchange rate changes on cash flows is not material.

Foreign Currency Translation and Transactions


     The financial position and results of operations of the Company's foreign subsidiaries are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in stockholders' equity. Gains and losses resulting from foreign currency transactions are included in earnings, except for certain hedging transactions (see below).

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)


NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial Instruments

     The Company uses forward exchange contracts to hedge certain firm commitments denominated in foreign currencies. Gains and losses on these positions are deferred and included in the basis of the transaction when it is completed.

     In order to manage interest rate exposure, the Company has entered into interest rate swap agreements to exchange variable rate debt based on LIBOR into fixed rate debt without the exchange of the underlying principal amounts. Net payments or receipts under the agreements are recorded as adjustments to interest expense.

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for long-term debt approximates fair value because the underlying instruments are at variable rates which are repriced frequently.

Acquisitions

     The net assets of businesses purchased are recorded at their fair value at the acquisition date and the consolidated financial statements include their operations from that date. Any excess of acquisition costs over the fair value of identifiable net assets acquired is included in goodwill and is amortized on a straight-line basis over periods not exceeding 30 years.

Long-Lived Assets


     Long-lived assets, such as goodwill and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been necessary through December 28, 1996.

Stock-Based Compensation

     The Company accounts for its stock option awards under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by Statement of Financial Accounting Standards ("SFAS") 123, "Accounting for Stock-Based compensation."

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)


NOTE 1--SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Earnings Per Share

     (a) Historical

     Historical per share information is computed using the weighted average number of common and common equivalent shares outstanding. Common equivalent shares relating to the stock options issued to executive management in 1995, the shares issued to senior management in 1994, and the shares contributed to the ESOP trust in 1994 have been treated as if they were outstanding since the beginning of 1994. Such ESOP shares and common equivalent shares relating to the stock options are calculated using the treasury stock method, using the initial public offering price of $16.00 per share for assumed repurchase. Historical per share information for 1995 and 1994 is not considered relevant as it would differ materially from pro forma per share data, given the significance of the pro forma adjustments.

     (b) Pro Forma Net Income Per Share

     Pro forma net income per share is computed using pro forma net income and the pro forma weighted average number of common and common equivalent shares outstanding, after reflecting a 99-for-1 stock split effected immediately prior to the initial public offering. The common equivalent shares for pro-forma net income per share were computed on the same basis as the historical basis.

     (c)  Supplemental Earnings Per Share

     Supplementary net income per share (which is required by APB Opinion No.
15) for the year ended December 28, 1996 was $0.97. For this calculation, the weighted average number of common shares includes the shares assumed to provide the proceeds, at the follow-on offering price, needed to retire average revolving credit borrowings and debt for the period from the beginning of the year (or the date the debt was incurred) to the respective retirement date, and the pro forma net income was adjusted to exclude the related financing and interest expenses of the debt.

NOTE 2--REORGANIZATION

     On December 26, 1992, Henry Schein, Inc., a New York corporation ("Old HSI"), reorganized its corporate structure to split into separate healthcare distribution and pharmaceutical companies (the "Split"). The Split was accomplished by transferring substantially all of Old HSI's assets and liabilities relating to the distribution business to Henry Schein USA, Inc., a newly formed corporation ("New HSI"). Subsequent to the Split, the name of Old HSI was changed to Schein Holdings, Inc. and the name of New HSI was changed to Henry Schein, Inc. ("HSI"). As a result of the Split, Schein Holdings, Inc. ("Holdings") became the parent of the Company and Schein Pharmaceutical, Inc. (the pharmaceutical company, "SPINC").

     The accompanying financial statements give retroactive effect to the Split as described above, and reflect the historical cost bases of the assets and liabilities of the distribution business.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)


NOTE 2 -REORGANIZATION (Continued)

     On February 16, 1994, the shareholders of Holdings and HSI and certain HSI management entered into an agreement (the "HSI Agreement") whereby certain voting and non-voting shares of HSI stock were exchanged for new voting stock of HSI, a 100-for-1 stock split was effectuated, and certain additional agreements were entered into between HSI, the shareholders and management. The effect of the stock exchanges was that Holdings distributed all of its shares in HSI to certain shareholders of Holdings in exchange for its stock.

     The HSI Agreement was subject to approval by the Westchester County Surrogate Court, which approval was obtained on September 20, 1994. The HSI

Agreement was also subject to the closing of a transaction between the shareholders of Holdings and Miles, Inc. ("Miles", an unrelated third party) involving the sale by shareholders of Holdings of 28% of their shares to Miles.

     In connection with the reorganization, during 1992 HSI issued 1,466,685 shares of common stock (valued at $6,173) to one of its executive officers and 147,312 shares of common stock (valued at $620) to an executive officer of SPINC. In addition, SPINC issued shares to one of its executive officers and an executive officer of HSI. Each company made cash payments to its respective executive officer to cover the income taxes relating to the stock issuances. The HSI shares issued to its executive officer originally were to vest after 10 years of employment. The other stock issuances were forfeitable if certain events did not occur.

     The stock issuances to HSI's executive officer were accounted for based on the estimated fair value at the date of issuance, as deferred compensation, which was classified as a reduction of stockholders' equity in the financial statements of the applicable company whose executive officer received the shares. Accordingly, the fair value of the shares of HSI issued to the executive officer of SPINC was recorded as a distribution to Holdings. Conversely, the fair value of the shares issued to HSI's executive officer by SPINC in the amount of $2,641 was treated as a contribution to HSI's capital. The cash payment to HSI's executive officer in the amount of $5,283 was charged to operations in 1992 as a special management compensation charge. In 1994, an additional cash payment of $258 was paid to HSI's executive officer to pay certain additional income taxes attributable to the 1992 stock issuance and was recorded as a special management compensation charge.

     As part of the HSI Agreement, the vesting and events of forfeiture were removed and the stock issued in 1992 became fully vested. Accordingly, the estimated fair value of the stock issuances to HSI's executive officer were revalued to reflect the fair values of HSI and SPINC at the time of vesting and the related deferred compensation, net of amortization, of $17,301 was charged to earnings as special management compensation in 1994.

     Additionally, pursuant to previous commitments, certain senior management of HSI were issued 489,456 shares including 91,377 shares issued subsequent to December 31, 1994 and 83,259 shares issued prior to the closing of the initial public offering in part to extinguish a previously accrued liability under a pre-existing long-term incentive plan. In connection with the issuance of these shares, a cash payment of approximately $2,472 was paid to cover the income taxes relating to this stock issuance and was charged, along with the estimated fair value of the related stock issued of $3,465, less the related obligations extinguished of approximately $1,900, as special compensation and is included in special compensation in 1994.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)


NOTE 2 - REORGANIZATION (Continued)

     The shares issued to the executive officer and the senior management of HSI were subject to repurchase by HSI at fair market value in the event employment was terminated for any reason or an initial public offering of HSI's stock did not occur by December 31, 1999. The repurchase feature was eliminated upon the closing of the initial public offering. Special management compensation for the year ended December 30, 1995 includes a $17,484 charge to operations to reflect the appreciation in the market value of stock grants and issuances based on the initial public offering price of $16.00 per share and a cash payment of approximately $508 to cover income taxes related to those stock grants and issuances.

     In addition, special management compensation for the year ended December 30, 1995 includes a charge of $2,805 to reflect the excess of the initial public offering price over the exercise price of Class A options issued to certain executive management in May 1995 (see Note 14(a)).

     Special charges incurred in connection with this reorganization consist of special management compensation expense of $20,797 and $21,596 for the years ended 1995 and 1994, respectively, and special professional fees of $2,007 for 1994.

     In 1994, the Company incurred special professional fees on behalf of its stockholders relating to the reorganization in the amount of $552. This amount was deemed to be a dividend and deducted from retained earnings.

NOTE 3--OTHER CURRENT ASSETS

     Other current assets consist of the following:

                                               December 28,         December 30,
                                                   1996                 1995
                                               ------------         -----------
Prepaid expenses ...........................     $ 6,519               $5,070

Vendor rebates receivable...................      11,798                5,744

Amounts due from affiliates ................       5,154                2,084

Refundable income taxes.....................         727                2,645

Other.......................................       6,829                5,130
                                                 -------              -------

                                                 $31,027              $20,673
                                                 =======              =======

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)


NOTE 4--PROPERTY AND EQUIPMENT--NET

     Major classes of property and equipment consist of the following:

                                                 December 28,     December 30,
                                                     1996              1995
                                                 -----------      ------------
Land.........................................     $  1,539         $   1,718

Buildings and leasehold
  improvements...............................       26,225            24,572

Machinery and warehouse equipment............       14,937            10,509

Furniture, fixtures and other................       20,559            18,232

Computer equipment and software..............       21,253            16,185
                                                   -------           -------
                                                    84,513            71,216

Less accumulated depreciation and
  amortization...............................       43,184            37,703
                                                   -------           -------

Net property and equipment...................      $41,329           $33,513
                                                   =======           =======

     Equipment held under capital leases amounted to approximately $2,400 and $2,249 as of December 28, 1996 and December 30, 1995, respectively (see Note 15(b)).

NOTE 5--GOODWILL AND OTHER INTANGIBLES--NET

     Goodwill and other intangibles consist of the following:

                                            December 28,         December 30,
                                                1996                 1995
                                            -----------          -----------
Goodwill.................................       $59,076             $ 26,265

Other....................................         7,412                5,970
                                                -------             --------
                                                 66,488               32,235

Less accumulated

  amortization...........................         4,814                2,856
                                                -------             --------

                                                $61,674             $ 29,379
                                                =======             ========


     Goodwill represents the excess of the purchase price of acquisitions over the fair value of net assets acquired. During 1996, five acquisitions accounted for $19,187 of the increase in goodwill. Other intangibles include covenants not to compete, computer programming costs, customer lists and deferred acquisition costs. Goodwill and other intangibles are amortized on a straight-line basis over periods not exceeding 30 years.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)


NOTE 6--INVESTMENTS AND OTHER

   Investments and other consist of:

                                                    December 28,    December 30,
                                                       1996            1995
                                                    ------------    -----------
       Investments in unconsolidated affiliates....   $11,524         $ 9,865

       Long-term receivables (see Note 11(b))......    11,051           8,399

       Other.......................................     6,610           3,142
                                                      -------         -------

                                                      $29,185         $21,406
                                                      =======         =======

     The Company's investments are predominately 50% owned unconsolidated affiliates consisting of various companies involved in the healthcare distribution business and HS Pharmaceutical, Inc., which manufactures generic pharmaceuticals. As of December 28, 1996, the Company's investments in unconsolidated affiliates were $2,859 more than the Company's proportionate share of the underlying equity of these affiliates. This amount, which has been treated as goodwill, is being amortized over 30 years and charged to equity in the operating results of these companies. As of December 28, 1996, approximately $6,632 of the Company's retained earnings represented undistributed earnings of affiliates. Combined financial data for substantially all of these companies is as follows:


                                               December 28,         December 30,
                                                   1996                  1995
                                               -----------          ------------

              Current assets..............       $38,172               $28,904

              Total assets................        47,103                35,220

              Liabilities.................        30,939                22,995

              Stockholders' equity........        16,164                12,225


                                                    Years Ended
                                     -------------------------------------------
                                     December 28,   December 30,    December 31,
                                        1996           1995             1994
                                     -----------    ------------    ------------

              Net sales.........      $103,169         $55,090        $34,003

              Operating income..         7,044           5,147          3,183

              Net income........         3,775           2,920          1,428

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)


NOTE 7--BUSINESS ACQUISITIONS


     The Company acquired 36 healthcare distribution businesses between 1994 and 1996, including, on July 7, 1995, the distribution business of The Veratex Corporation ("Veratex"), a national direct marketer of medical, dental and veterinary products, on January 18, 1996, Stone Medical Supply Corporation ("Stone") in a tax-free merger, and on July 10, 1996, Scientific Supply Company, Inc., a regional distributor of medical supplies. The total amount of cash paid and promissory notes issued for these acquisitions was approximately $33,423, $22,710 and $3,760, for 1996, 1995 and 1994, respectively. The Company also issued 329,215 shares of common stock in 1996 in connection with three of its acquisitions and 1,260,416 shares of common stock in connection with one of its 1995 acquisitions, of which approximately 928,700 shares were issued to a stockholder of the Company. In connection with the Stone transaction, MBMI entered into fifteen year non-compete agreements with two former executives of Stone. These acquisitions have been accounted for under the purchase method, except one from an affiliate which involves carryover of predecessor basis with respect to the affiliate's proportionate share of net assets. Operations of these businesses have been included in the consolidated financial statements from their acquisition dates.


     Certain acquisitions provide for contingent consideration, primarily cash, to be paid in the event certain financial performance targets are satisfied over periods typically not exceeding three years from the date of acquisition. The Company's policy is to record a liability for such amounts when it becomes clear that targets will be met. As of December 28, 1996 no liabilities have been recorded for contingent consideration.

     The summarized unaudited pro forma results of operations set forth below for 1996 and 1995 assume the acquisitions occurred as of the beginning of each of these periods.

                                                            Years Ended
                                                 -----------------------------
                                                  December 28,    December 30,
                                                     1996             1995
                                                 ------------    -------------

        Net sales..............................  $ 1,038,228         $889,300

        Net income (loss)......................       24,627           (7,070)

        Proforma net income, reflecting
          adjustment in 1995 to exclude
          special management compensation,
          and to provide for provision for
          income taxes on previously
          untaxed earnings of Dentrix .........       23,430           12,020

        Pro forma net income per common share..  $     0 .92       $    0 .69

     Pro forma net income per common share, including acquisitions, may not be indicative of actual results, primarily because the pro forma earnings include historical results of operations of acquired entities and do not reflect any cost savings that may result from the Company's integration efforts.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)


NOTE 7--BUSINESS ACQUISITIONS (Continued)



     On February 28, 1997, the Company acquired all the common stock of Dentrix in exchange for 1,070,000 shares of the Company's Common Stock. Dentrix is a leading provider of clinically-based dental practice management systems and had net sales of approximately $10,200. The Dentrix acquisition was accounted for as a pooling of interests, and, accordingly, the consolidated financial statements for the periods presented have been restated to include Dentrix. Prior to its acquisition by the Company, Dentrix elected to be taxed as an S Corporation under the Internal Revenue Code. Accordingly, the current taxable income of Dentrix was taxable to its shareholders who were responsible for payment of taxes thereon. Upon its acquisition, Dentrix will be taxed as a regular corporation. Pro forma adjustments have been made to the restated statement of operations to reflect the income taxes that would have been provided had Dentrix been subjected to income taxes in prior years. Pursuant to a policy adopted in 1992, as an S Corporation, Dentrix made regular distributions to its stockholders which included amounts to pay taxes on their allocable corporate earnings and for other purposes.




On August 1, 1997 the Company acquired MBMI, a distributor of medical supplies and related products (See Note 19). The MBMI acquisition was accounted for as a pooling of interests and, accordingly the consolidated financial statements have been restated to include MBMI.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)


NOTE 7--BUSINESS ACQUISITIONS (Continued)


   Net sales, net income (loss) and pro forma net income for the Company, Dentrix , MBMI and on a combined basis for the years ended December 1996, 1995 and 1994 was as follows:

                                                     Years Ended
                               -------------------------------------------------------
                                December 28,         December 30,         December 31,
                                    1996                 1995                 1994
                                ------------         ------------         ------------
     Net sales:

         HSI                      $ 829,962              $616,209             $486,610

         Dentrix                     10,160                 7,093                4,224

         MBMI                       150,143               119,874              121,604
                                  ---------              --------             --------

         Combined                 $ 990,265              $743,176             $612,438
                                  =========              ========             ========

     Net income (loss):


         HSI                        $19,340              $(10,216)            $(10,876)

         Dentrix                      3,183                 1,415                  811

         MBMI                         1,745                 1,109                1,621
                                  ---------              --------             --------

         Combined                 $  24,268              $ (7,692)            $ (8,444)
                                  =========              ========             ========

     Pro forma net income:

         HSI (1)                  $  19,340              $  9,407             $  6,978

         Dentrix (2)                  1,986                   882                  505

         MBMI                         1,745                 1,109                1,621
                                  ---------              --------             --------

         Combined                 $  23,071              $ 11,398             $  9,104
                                  =========              ========             ========

         -------------------------------------------------------------------
         (1) Reflects adjustment to exclude special management compensation in 1995 and special management compensation and professional fees in 1994, net of applicable tax benefits.


         (2) Reflects adjustment for provision for income taxes on previously untaxed earnings.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)






NOTE 8--BANK CREDIT LINES


     At December 28, 1996, certain subsidiaries of the Company had available various bank credit lines totaling approximately $13,157, expiring through December 1997. Borrowings of $6,716 under these credit lines at interest rates ranging from 3.5% to 7.5% were collateralized by accounts receivable, inventory and property and equipment of the subsidiaries with an aggregate net book value of $17,163 at December 28, 1996.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 9--LONG-TERM DEBT

     Long-term debt consists of:

                                                                                     December 28,         December 30
                                                                                          1996                1995
                                                                                     ------------         -----------
            Borrowings under Revolving Credit Agreement (a)..................          $18,040              $17,000

            Secured Revolving Loan (b).......................................            7,500               14,500

            Notes payable for business acquisitions (c)......................            4,383                7,106


            Notes payable to banks, interest variable (8.0% at December 28,
              1996), payable in quarterly installments ranging from $16 to
              $34 through 2003, secured by inventory and accounts receivable
              in the amount of $21,192 .....................................             1,932                2,020

            Convertible Subordinated Debentures (d).........................               ---                1,500

            Mortgage payable to bank in quarterly installments of $14, interest at 5.2% through November 2003, collateralized by a
              building with a net book value of $1,606 .....................               987                1,137

            Various notes and loans payable with interest, in varying
              installments through 2003, uncollateralized ..................             8,141                6,784

            Capitalized leases payable in various installments through fiscal 2001; interest with 6.5% to 9.06% or varies with
              prime rate                                                                 1,194                1,426
                                                                                       -------              -------

            Total..........................................................             42,177               51,473

            Less current maturities........................................              8,894                3,822
                                                                                       -------              -------

            Total long-term debt...........................................            $33,283              $47,651
                                                                                       =======              =======

(a) Revolving Credit Agreement

    On January 31, 1997, the Company entered into an amended revolving credit agreement which, among other things, increased the maximum borrowings to $100 million from $65 million, extended the term of the agreement to January 30, 2002 and reduced the interest rate charged to the Company. The interest rate on any borrowings under the agreement is based on prime or LIBOR as defined in the agreement, which were 8.25% and 5.69%, respectively, at December 28, 1996. The borrowings outstanding at December 28, 1996 were at interest rates ranging from 6.3% to 8.25%. The agreement provides for a sliding scale fee ranging from 0.1% to 0.3%, based upon certain financial ratios, on any unused portion of the commitment. The agreement also provides, among other things, that HSI will maintain, on a consolidated basis, as defined, a minimum tangible net worth, current, cash flow, and interest coverage ratios, a maximum leverage ratio, and contains restrictions relating to annual dividends in excess of $500, guarantees of subsidiary debt, investments in subsidiaries, mergers and acquisitions, liens, capital expenditures, certain changes in ownership and employee and shareholder loans.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 9 - LONG TERM DEBT (Continued)

(b)  Secured Revolving Loan


    A subsidiary of the Company has a $25 million secured revolving loan agreement with certain banks. The loan agreement expires on February 15, 1999 and bears interest at prime rate plus 0.25%, except for certain portions utilized for Eurodollar loans. As of December 28, 1996, $4,000 of the $7,500 revolving loan outstanding was utilized for Eurodollar loans at an average interest rate of approximately 6.625%. The loan is collateralized by accounts receivable and inventory with a book value of approximately $44,800. In connection with the loan agreement, the subsidiary has agreed to certain restrictions relating to its indebtedness and liens, and has agreed to maintain specified financial ratios and covenants. The loan agreement prohibits the subsidiary from paying any dividends and restricts capital distributions or redemptions and purchases or retirements of any of the subsidiary's capital stock without consent of the banks. Additionally, there are restrictions as to investments, acquisitions, capital expenditures and payments to related parties. A commitment fee equal to 1/8% per annum will be charged on the unused portion of the loan. The loan may be repaid at any time.


(c)  Notes Payable for Business Acquisitions

    In November 1993, a subsidiary of the Company entered into a term loan agreement for $5,290 with a bank. The proceeds of this loan were used to acquire a dental supply distribution company. Principal is payable in semi-annual installments of $227 through October 1997, with a final balloon payment of $3,474 on October 31, 1997. Interest is payable quarterly at a rate of 6.5% per year. The agreement also provides for the same financial covenants and restrictions as the revolving credit agreement. In October 1995, the Company entered into a term loan agreement for $2,400 with a third party. The proceeds of this loan were used to acquire a medical distribution company. The loan was repaid in June 1996.

(d)  Convertible Subordinated Debentures

    In November 1993, a subsidiary of the Company completed a private sale and issuance of 7% Convertible Subordinated Debentures ("Debentures") due October 30, 2003. The net proceeds from the issuance of the Debentures, which had a face value of $3,000, was approximately $2,700. The Debentures were immediately convertible into shares of the Company's Common Stock. On September 28, 1995, $1,500 of the Debentures were converted into 116,250 equivalent shares of the Company's Common Stock. As of May 10, 1996, all remaining outstanding Debentures were converted into equivalent shares of the Company's Common Stock.

    As of December 28, 1996, the aggregate amounts of long-term debt maturing in each of the next five years are as follows: 1997- $8,894; 1998 - $2,105; 1999 - $8,639; 2000- $988, 2001- $760.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 10--TAXES ON INCOME (RECOVERY)

    Taxes on income (recovery) are based on income (loss) before taxes on income (recovery), minority interest and equity in earnings of affiliates as follows:

                                                                                   Years Ended
                                                            --------------------------------------------------------
                                                            December 28,          December 30,          December 31,
                                                                1996                  1995                  1994
                                                            ------------          ------------          ------------
        Domestic..........................................       $33,340              $(4,105)             $(10,534)
        Foreign...........................................         2,243                1,317                 1,539
                                                                 -------              -------             ---------
        Total income (loss) before taxes on income
           (recovery), minority interest and equity in
           earnings of affiliates.........................       $35,583              $(2,788)              $(8,995)
                                                                 =======              =======               =======

    The provision for (recovery of) income taxes on income (loss) was as follows:


                                                                              Years Ended
                                                        ------------------------------------------------------
                                                        December 28,        December 30,          December 31,
                                                            1996                 1995                 1994
                                                        ------------        ------------          ------------
        Current tax expense (recovery):

           U.S. Federal...............................        $ 8,237              $ 5,185             $   2,273
           State and local............................          1,490                1,133                   762
           Foreign....................................            695                  616                   (64)
                                                            ---------          -----------         -------------
        Total current.................................         10,422                6,934                 2,971
                                                             --------            ---------            ----------
        Deferred tax expense (benefit):
           U.S. Federal...............................          1,342                 (764)               (3,640)

           State and local............................            747                 (268)                 (174)
           Foreign....................................            153                   30                   165
                                                            ---------         ------------           -----------
        Total deferred................................          2,242               (1,002)               (3,649)
                                                             --------           ----------            ----------
        Total provision (recovery)....................        $12,664             $  5,932                $ (678)
                                                              =======             ========               =======

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 10--TAXES ON INCOME (RECOVERY)  (Continued)

    The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:


                                                        December 28,       December 30,
                                                             1996               1995
                                                        ------------       ------------
Current deferred tax assets:
   Inventory, premium coupon redemptions and
      accounts receivable valuation allowances.........         $3,046             $3,875
   Uniform capitalization adjustments to
          inventories..................................          2,053              1,661
   Accrued special professional fees and other
          accrued liabilities..........................          1,872              1,846
                                                               -------            -------
Total current deferred tax asset ......................          6,971              7,382
                                                               -------            -------
Non-current deferred tax assets (liabilities):

   Property and equipment..............................         (2,092)              (786)
   Provision for long-term executive incentive
          compensation and other accrued
          liabilities..................................            (85)              (110)
   Net operating loss carryforward.....................            262                  -
   Net operating losses of foreign subsidiaries........          1,928              2,403
   Other...............................................             44                  -
                                                               -------            -------
Total non-current deferred tax asset...................             57              1,507
   Valuation allowance for non-current deferred

          tax assets...................................         (1,928)            (2,403)
                                                            ----------           --------
Net non-current deferred tax liabilities...............         (1,871)              (896)
                                                             ---------           --------
Net deferred tax asset.................................         $5,100             $6,486
                                                                ======             ======


    The net deferred tax asset is realizable as the Company has sufficient taxable income in prior carryback years to realize the tax benefit for deductible temporary differences. The non-current deferred liability is included in Other liabilities on the Consolidated Balance Sheets.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 10--TAXES ON INCOME (RECOVERY)  (Continued)

   The tax provisions (recovery) differ from the amount computed using the Federal statutory income tax rate as follows:


                                                                                  Years Ended
                                                           -----------------------------------------------------------
                                                           December 28,            December 30,           December 31,
                                                               1996                     1995                  1994
                                                           ------------            ------------           ------------
Provision (recovery) at Federal statutory rate.........        $11,309                 $(1,490)             $(3,459)
State income taxes, net of Federal income tax
  effect...............................................          1,783                     733                  237
Net foreign and domestic losses for which no
  tax benefits are available...........................            ---                     574                   23
Foreign income taxed at other than the Federal
  statutory rate.......................................            (55)                    (25)                (214)
Non-deductible appreciation in stock issued as
  special management compensation......................            ---                   6,109                3,318
Deduction for charitable contributions.................            ---                     ---                 (180)
Tax exempt interest...................................            (237)                    ---                  ---
Other..................................................           (136)                     31                 (403)
                                                               -------                 -------              -------
Income tax provision (recovery)........................        $12,664                 $ 5,932                $(678)
                                                               =======                 =======                ======


         Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. Those earnings have been and will continue to be reinvested. These earnings could become subject to additional tax if they were remitted as dividends, if foreign earnings were loaned to the Company or a U.S. affiliate, or if the Company should sell its stock in the foreign subsidiaries. It is not practicable to determine the amount of additional tax, if any, that might be payable on the foreign earnings; however, the Company believes that foreign tax credits would substantially offset any U.S. tax. At December 28, 1996, the cumulative amount of reinvested earnings was approximately $2,078.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 11-- FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS

        (a) Financial Instruments

        To reduce its exposure to fluctuations in foreign currencies and interest rates, the Company is party to foreign currency forward contracts and interest rate swaps with major financial institutions.

        While the Company is exposed to credit loss in the event of nonperformance by the counterparties of these contracts, the Company does not anticipate nonperformance by the counterparties. The Company does not require collateral or other security to support these financial instruments.

        As of December 28, 1996, the Company has outstanding foreign currency forward contracts aggregating $9,790 related to debt and the purchase and sale of merchandise. The contracts hedge against currency fluctuations of the Canadian dollar ($3,946), Swiss Franc ($707), The Netherland Guilder ($4,776), Deutsche Mark ($180), and Japanese Yen ($181). The contracts expire at various dates through October 1997. At December 28, 1996, the Company had net deferred losses from foreign currency forward contracts of $27.

        As of December 28, 1996, HSI had $13,000 outstanding in interest rate swaps. These swaps are used to convert floating rate debt to fixed rate debt to reduce the Company's exposure to interest rate fluctuations. The net result was to substitute a weighted average fixed interest rate of 7.81% for the variable LIBOR rate on $13,000 of the Company's debt. The swaps expire in October and November 2001. Under the interest rate environment during the year ended December 28, 1996, the net fair value of the Company's interest rate swap agreements resulted in a recognized loss of $299.

        On June 7, 1995, a subsidiary of the Company entered into a zero cost, three year interest rate swap agreement for $10,000 intented to reduce interest rate risk. The agreement serves to limit the net interest rate charged on the subsidiary's first $10,000 of revolving loans to 8.25%. The subsidiary receives no further interest rate benefit once the applicable interest rate falls below 6.55%.

        In October 1994, a subsidiary of the Company recorded a $509 foreign currency gain relating to an intercompany loan intended to be repaid. This gain is reflected in the Other-net section of the Consolidated Statements of Operations.

        (b) Concentrations of Credit Risk

        Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of trade receivables and short-term cash investments.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 11-- FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS (Continued)

        The Company places its short-term cash investments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to a large customer base and its dispersion across different types of healthcare professionals and geographic areas. The Company maintains an allowance for losses based on the expected collectability of all receivables. Included in Accounts receivable and Long-term receivables at December 28, 1996 is $18,355 and $7,785, respectively, related to Easy Dental(R) Plus software sales with non-interest bearing extended payment terms. Total unamortized discounts at December 28, 1996 amounted to $1,487 based on an imputed interest rate of 8.25%. Included in interest income for the year ended December 28, 1996 was approximately $998 of inputed interest relating to these non-interest bearing extended payment term receivables. Imputed interest relating to these receivables was not material for 1995 and 1994.

NOTE 12--RELATED PARTY TRANSACTIONS

     (a) In the ordinary course of business, the Company purchases pharmaceutical products from certain unconsolidated affiliates. Net purchases from these affiliates amounted to $15,037, $8,730 and $12,055 in 1996, 1995 and 1994, respectively. Included in Accounts Payable at December 28, 1996 and December 30, 1995 were $1,523 and $1,591, respectively, for amounts due to these affiliates for purchases made from them.

     (b) The Company also shares certain services with these and other unconsolidated affiliates which are charged to the affiliates at cost. The

Company charged these affiliates $602, $891 and $1,691 during 1996, 1995 and 1994, respectively, for these services. In addition, sales (at cost) to unconsolidated affiliates were $5,832, $3,784 and $3,160 in 1996, 1995 and 1994, respectively.

     (c) The Company recorded interest income of $129, $88 and $87, and interest expense of $32, $26 and $13 in 1996, 1995 and 1994, respectively, attributable to transactions with unconsolidated affiliates. Included in the Other section of current assets are amounts due from unconsolidated affiliates of $5,154 and $2,051 at December 28, 1996 and December 30, 1995, respectively.

     (d) A subsidiary of the Company leases its primary operating facility from an officer of the subsidiary. Rent expense attributed to this facility amounted to $209 for 1996 and 1995.

     (e) During 1994, a subsidiary of the Company entered into a sales service agreement with an entity ("Salesco") owned by an officer of the subsidiary. Under the terms of this agreement the subsidiary is required to reimburse Salesco for all reasonable expenses incurred in connection with the services it provides to the subsidiary and pay a fee to Salesco based upon a formula applied to its pre-tax profit. Amounts paid during 1996, 1995 and 1994 under this agreement were not material.

    (f) The Company purchases products from Schein Dental Equipment Corp. ("SDEC"), formerly owned by a stockholder. In September 1995, the Company acquired SDEC. Net purchases from SDEC prior to the acquisition amounted to $1,803 and $1,738, in 1995 and 1994, respectively.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 12--RELATED PARTY TRANSACTIONS (Continued)

    (g) In 1993, the Company entered into a software licensing agreement with a 40% owned Canadian affiliate, whereby the Company receives royalties of 30% on all products sold in Canada. The royalties, which amounted to $135 and $114 in 1996 and 1995, respectively, are based on the Company's suggested retail selling prices.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 13--SEGMENT AND GEOGRAPHIC DATA

    The Company is engaged principally in one line of business, the distribution of healthcare products to healthcare practitioners and professionals. The following table presents information about the Company by geographic area. There were no material amounts of sales or transfers among geographic areas and there were no material amounts of United States export sales. No one European country represents a significant geographic area.


1996                                                  United States           Europe                Consolidated
----                                                  -------------        ------------             ------------

Net sales.............................                     $854,271            $135,994                 $990,265
Operating income .....................                       30,257               3,396                   33,653
Pre-tax income........................                       33,340               2,243                   35,583
Identifiable assets...................                      458,368              69,526                  527,894
Depreciation and amortization.........                        7,415               1,969                    9,384
Capital expenditures..................                       10,724               1,396                   12,120

1995

Net sales.............................                     $643,761           $  99,415                 $743,176
Operating income (loss)...............                         (453)   *          2,590                    2,137
Pre-tax income (loss).................                       (4,105)   *          1,317                   (2,788)
Identifiable assets...................                      297,310              53,190                  350,500
Depreciation and amortization.........                        5,850               1,333                    7,183
Capital expenditures..................                        6,468               3,696                   10,164

1994

Net sales.............................                     $528,511             $83,927                 $612,438
Operating income (loss)...............                       (7,143)*             2,174                   (4,969)
Pre-tax income (loss).................                      (10,525)*             1,539                   (8,995)
Identifiable assets...................                      211,587              34,248                  245,835
Depreciation and amortization.........                        3,532               1,287                    4,819
Capital expenditures..................                        5,389               1,494                    6,883


* Includes special management compensation and special professional fees of $20,797 and $23,603 for 1995 and 1994, respectively.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 14--EMPLOYEE BENEFIT PLANS

     (a) Stock Compensation Plan

    The Company maintains a 1994 Stock Option Plan for the benefit of certain employees under which 679,635 shares of common stock may be issued. The Plan provides for two classes of options: Class A options and Class B options. A maximum of 237,897 shares of common stock may be covered by Class A options. Both incentive and nonqualified stock options may be issued under the Plan.

    In 1995, Class A options to acquire 237,897 common shares were issued to certain executive management at an exercise price of $4.21 per share, substantially all of which became exercisable upon the closing of the initial public offering, at which time the excess of the initial public offering price of $16.00 over the exercise price ($2,805) was charged to special management compensation expense. On November 3, 1995, the Company issued Class B options to acquire 413,400 shares of common stock to certain employees at an exercise price of $16.00 per share. During 1996, Class A options totalling 16,500 and Class B options totalling 10,200 were forfeited, and 48,000 Class B options were issued. The exercise price of all Class B options equalled the market price on the date of grant and accordingly no compensation cost was recognized. Substantially all Class B options become exercisable ratably over three years from the date of issuance.

    The Class A and Class B options are exercisable up to the tenth anniversary of the date of issuance, subject to acceleration upon termination of employment.

     On May 8, 1996, the Company's stockholders approved the 1996 Non-Employee Director Stock Option Plan, under which the Company may grant options to each director who is not also an officer or employee of the Company, for up to 50,000 shares of the Company's Common Stock. The exercise price and term, not to exceed 10 years, of each option is determined by the plan committee at the time of the grant. During 1996, 10,000 options were granted to certain non-employee directors at an exercise price of $29.00 per share which was equal to the market price on the date of grant.

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 14 - EMPLOYEE BENEFIT PLANS (Continued)

    A summary of the status of the Company's two fixed stock option plans as of December 28, 1996 and December 30, 1995, and changes during the years ending those dates is presented below:


                                                  December 28, 1996                          December 30, 1995
                                           ----------------------------------------- -------------------------------
                                                            Weighted Average                        Weighted Average
                                           Shares            Exercise Price         Shares           Exercise Price
                                           ------            --------------         ------           --------------
Outstanding at beginning of year....       651,297              $11.69                 ---               $  ---
Granted.............................        58,000               30.02             651,297                11.69
Exercised...........................        (1,000)              16.00                 ---                  ---
Forfeited...........................       (26,700)               8.71                 ---                  ---
                                           -------                                 -------
Outstanding at end of year..........       681,597              $13.36             651,297               $11.69
                                           =======                                 =======
Options exercisable at year-end.....       359,597              $ 8.74             237,897               $ 4.21
Weighted-average fair value of                                  $14.75                                   $10.00
    options granted during the year.


    The following table summarizes information about stock options outstanding at December 28, 1996:


                                                Options Outstanding                                   Options Exercisable
                             ----------------------------------------------------------       ----------------------------------
                                                 Weighted-Average          Weighted-                                Weighted-
    Range of Exercise           Number               Remaining              Average              Number              Average
         Prices              Outstanding         Contractual Life        Exercise Price       Exercisable         Exercise Price
    -----------------        -----------         ----------------        --------------       -----------         --------------
$  4.21.................        221,397               8.8 years             $ 4.21                221,397            $ 4.21
  16.00..................       402,200               8.8                    16.00                138,200             16.00
  29.00  to 36.25........        58,000               9.3                    30.02                    ---             48.00
                                -------                                                         ---------
$ 4.21 to 36.25..........       681,597               8.8                  $ 13.36                359,597            $ 8.74
                                =======                                                         =========

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

(b) Stock Options and Warrants Of An Acquired Subsidiary

    Under various plans, of an acquired subsidiary (MBMI), the subsidiary could grant stock options to directors, officers and employees. The options had to be granted at exercise prices of not less than fair market value and expire within ten years from the date of grant. Transactions, on a converted basis, under the various stock option and incentive plans for the periods indicated were as follows (on a converted basis to reflect the exchange rates of the Company's shares for MBMI's):


                                                                                   Years Ended
                                                            --------------------------------------------------------
                                                            December 28,          December 30,          December 31,
                                                                1996                  1995                  1994
                                                            ------------          ------------          ------------
        Outstanding at beginning of year..................    $  924,772            $ 850,868             $ 771,755
        Add (deduct):
           Granted........................................       133,300              128,340               111,910
           Terminated.....................................        (9,362)             (26,454)              (13,640)
           Exercised .....................................       (34,750)             (27,982)              (19,157)
                                                              ----------            ---------             ---------
        Outstanding at end of year........................     1,013,960              924,772               850,868
                                                              ==========            =========             =========
                                                                 426,394              240,332                32,218
                                                              ==========            =========             =========
        Remaining shares reserved for issuance............



    MBMI's Options outstanding, on a converted basis, at the years ended 1996, 1995 and 1994 ranged in price on a converted basis from $3.63 to $26.61. Options exercised ranged in price on a converted basis from $3.63 to $16.53 in 1996, 1995 and 1994.


    MBMI's Series 1 warrants, on a converted basis, expired in June 1996 and almost all were exercised at $9.68 per 0.65 shares on a converted basis. The total net proceeds from the exercise of all warrants from 1992 (inception) through June 1996 were approximalely $7,900 with approximately 868,000 shares of common stock being issued on a converted basis.




     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company and its acquired subsidiary had accounted for its employee stock options under the fair value method of SFAS 123. The weighted average fair value of options granted during 1996 and 1995 was $14.75 and $10.00, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, risk-free interest rates of 6% for both years; volatility factor of the expected market price of the Company's common stock of 30% for both years; and a weighted-average expected life of the option of 10 years. This information is presented for the Company only as MBMI was a November year-end and accordingly was not required for MBMI under SFAS 123.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 14 - EMPLOYEE BENEFIT PLANS (Continued)

    Under the accounting provisions of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                               1996            1995
                                                                             ----------      ----------
Net income:

    As  reported, reflecting adjustment in 1995 to
        exclude special management compensation (1),
        and an adjustment for provision for income taxes
        on previously untaxed earnings of Dentrix ..............              $21,326         $ 10,289
         Pro forma .............................................               20,046           10,109
 Net income per common share:
    As reported, reflecting adjustment in 1995 to
        exclude special management compensation (1),
        and an adjustment for provision for income taxes
        on previously untaxed earnings of Dentrix...............              $   0.98        $   0.71
    Pro forma ..................................................                  0.92            0.70


  (1) Special management compensation in 1995 includes the value of Class A options which became exercisable upon the closing of the initial public offering.

    (c) Profit Sharing Plans

    The Company has qualified contributory and noncontributory profit sharing and 401(k) plans for eligible employees. Contributions to the plans as determined by the Board of Directors and charged to operations during 1996, 1995 and 1994 amounted to $3,150, $2,255 and $1,749, respectively.

    (d) Employee Stock Ownership Plan (ESOP)

    In 1994, the Company established an ESOP and a related trust as a benefit for substantially all of its domestic employees. This plan supplements the Company's Profit Sharing Plan. Under this plan, the Company issued 24,210 and 128,257 shares of HSI common stock to the trust in 1996 and 1994, at an estimated fair value of $820 and $900, respectively, which amounts were charged to operations during 1995 and 1994. For 1996, the Company will contribute 3% of eligible compensation with shares of the Company's common stock.

    (e) Supplemental Executive Retirement Plan

    In 1994, the Company instituted a nonqualified supplemental executive retirement plan for eligible employees. Contributions, as determined by the Board of Directors and charged to operations, were $84, $68 and $27 for 1996, 1995, and 1994, respectively .

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 15--COMMITMENTS AND CONTINGENCIES

    (a)  Operating Leases

    The Company leases facilities and equipment under noncancellable operating leases expiring through 2009. Management expects that in the normal course of business, leases will be renewed or replaced by other leases.

    Future minimum annual rental payments under the noncancellable leases at December 28, 1996 are as follows:

1997............................................................     $  11,133
1998............................................................        10,157
1999............................................................         8,892
2000............................................................         7,330
2001............................................................         5,628
Thereafter......................................................        16,419
                                                                        ------

Total minimum lease payments....................................     $  59,559
                                                                       =======

    Total rental expense for 1996, 1995 and 1994 was $11,395, $8,648 and $7,352
, respectively.

    (b)  Capital Leases

    The Company leases certain equipment under capital leases. The following is a schedule by years of approximate future minimum lease payments under the capitalized leases together with the present value of the net minimum lease payments at December 28, 1996.

1997............................................................   $       516
1998............................................................           274
1999............................................................           263
2000............................................................           255
2001............................................................            53
                                                                      --------
Total minimum lease payments ...................................         1,361
Less: Amount representing interest at 6.5% to 9%................           167
                                                                      --------
                                                                    $    1,194
                                                                    ==========
    (c)    Litigation

    Various claims, suits and complaints, such as those involving government regulations and product liability, arise in the ordinary course of the Company's business. In the opinion of the Company, all such pending matters are without merit, covered by insurance or are of such kind, or involve such amounts, as would not have a material adverse effect on the financial statements of the Company if disposed of unfavorably.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 15--COMMITMENTS AND CONTINGENCIES (Continued)

    (d)  Employment, Consulting and Noncompete Agreements

    The Company has employment, consulting and noncompete agreements expiring through 2002 (except for a lifetime consulting agreement with a principal stockholder which provides for initial compensation of $283 per year, increasing $25 every fifth year beginning in 2002). The agreements provide for varying base aggregate annual payments of approximately $5,062 per year which decrease periodically to approximately $1,766 per year. In addition, some agreements have provisions for incentive and additional compensation.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 16--SUPPLEMENTAL CASH FLOW INFORMATION

        Cash paid for interest and income taxes amounted to the following:


                                                          Years Ended
                                        ---------------------------------------------------
                                        December 28,      December 30,         December 31,
                                            1996              1995                 1994
                                        ------------      ------------         ------------
Interest.......................             $4,694             $7,548               $4,391
Income taxes...................             10,138              5,488                3,665

        In conjunction with business acquisitions, the Company used cash as follows:

                                                        Years Ended
                                       -------------------------------------------------
                                       December 28,    December 30,         December 31,
                                           1996             1995                 1994
                                       ------------    ------------         ------------
Fair value of assets acquired,

  excluding cash....................      $50,970        $  60,475           $   24,650
Less liabilities assumed and
  created upon acquisition..........       18,430           43,167               21,932
                                         --------         --------            ---------
Net cash paid.......................      $32,540        $  17,308            $   2,718
                                          =======        =========            =========

        In 1995, the Company entered into a note payable of $2,400 in connection with one of its acquisitions.

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 17--OTHER INCOME (EXPENSE)-NET

    Other income (expense)-net consists of the following:

                                                        Years Ended
                                       -------------------------------------------------
                                       December 28,    December 30,         December 31,
                                           1996             1995                 1994
                                       ------------    ------------         ------------
Investment gains....................        $ 80            $ ---                $ ---
Gain on sale of assets..............         520               33                  100
Net foreign exchange gain  .........           3               43                  415
Other non-operating income..........         168              314                   27
                                            ----            -----                -----
                                            $771            $ 390                $ 542
                                            ====            =====                =====


NOTE 18--QUARTERLY INFORMATION (Unaudited)

    The following table sets forth summary quarterly unaudited financial information for 1996 and 1995, excluding non-recurring special charges and the related tax effects, and provision for taxes on previously untaxed earnings of
Dentrix:


                                                            Quarters Ended
                                  ------------------------------------------------------------------
                                  March 30,         June 29,       September 28,      December 28,
                                     1996             1996             1996               1996
                                  ---------         --------       -------------      ------------
Net sales......................    $217,226         $233,597          $259,160          $280,282
Gross profit...................      62,802           67,466            73,296            80,482
Operating income...............       5,038            7,562             9,737            11,316
Pro forma net income...........       2,692            4,923             6,852             8,604
Pro forma earnings per share...    $   0.12         $   0.21          $   0.25          $   0.32

                                                            Quarters Ended

                                  ------------------------------------------------------------------
                                  April 1,           July 1,       September 30,      December 30,
                                    1995              1995             1995               1995
                                  ---------         --------       -------------      ------------
Net sales....................      $162,033          $169,827         $194,849           $216,467
Gross profit.................        46,222            49,348           57,189             68,662
Pro forma operating income...         2,763             7,280            7,106              5,785
Pro forma net income.........           711             2,363            3,254              5,070
Pro forma earnings per share.      $   0.05          $   0.17         $   0.20              $0.21

                       HENRY SCHEIN, INC. AND SUBSIDIARIES

                        (in thousands, except share data)

NOTE 18 - QUARTERLY INFORMATION (Unaudited) (Continued)

    The Company's business is subject to seasonal and other quarterly influences. Net sales and operating profits are generally higher in the fourth quarter due to timing of sales of software, year-end promotions and purchasing patterns of office-based healthcare practitioners and are generally lower in the first quarter due primarily to the increased purchases in the prior quarter. Quarterly results also may be materially affected by a variety of other factors, including the timing of acquisitions and related costs, the release of software enhancements, timing of purchases, special promotional campaigns, fluctuations in exchange rates associated with international operations and adverse weather conditions. In the fourth quarter of 1996 the Company made adjustments which increased net income by approximately $2,400. These adjustments, which related predominately to estimated reserves for premium coupon redemptions, finance charges receivable, and taxes, resulted from management's updated evaluations of historical trends (reflecting changes in business practices and other factors) and other assumptions underlying such estimates. The amounts of such reserves in prior quarters were based on reasonable estimates reflecting available facts and circumstances.

    Earnings per share calculations for each quarter were based on the weighted average number of shares outstanding for each period, and the sum of the quarters may not necessarily be equal to the full year earnings per share amount.

NOTE 19 -- SUBSEQUENT EVENTS


    On March 7, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which MBMI merged into a wholly-owned subsidiary of the Company. As a result of the transaction, the outstanding shares of MBMI's common stock were exchanged at a fixed rate of 0.62 of a share of the Company's Common Stock for each outstanding 1.0 share of MBMI.




    MBMI distributes medical supplies to physicians and hospitals in the New York metropolitan area, as well as to healthcare professionals in sports medicine, emergency medicine, school health, industrial safety, government and laboratory markets nationwide. MBMI had net sales of approximately $150,000 and earnings of approximately $1,700 for its fiscal year ended November
30, 1996.


    This transaction closed and the merger between MBMI and a subsidiary of the Company became effective August 1, 1997.

                        SULLIVAN DENTAL PRODUCTS, INC.
                        ------------------------------
                                BALANCE SHEETS
                                --------------


                                                    September 30,   December 31,
                                                        1997            1996
                                                    -------------   ------------

                                   ASSETS

CURRENT ASSETS:
      Cash                                            $    221,437  $     50,217
      Commercial paper -- cash equivalent                        -       500,000
      Accounts receivable:
        Trade, less allowance for uncollectible
         accounts                                       41,539,947    35,093,051
        Other                                              724,583       180,617
      Inventory                                         45,336,100    40,399,951
          Prepaid expenses and income taxes              4,521,436     1,752,373
                                                      ------------  ------------
             Total current assets                       92,343,503    77,976,209

EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

      Warehouse and office equipment                     8,820,163     7,794,591
      Transportation equipment                           3,518,819     3,106,327
      Leasehold improvements                             1,593,380     1,367,264
                                                      ------------  ------------
                                                        13,932,362    12,268,182

      Less accumulated depreciation and amortization     6,576,596     5,577,684
                                                      ------------  ------------
             Net equipment and leasehold improvements    7,355,766     6,690,498

OTHER ASSETS:
      Goodwill                                          23,667,095    16,043,511
      Other                                                319,570       340,068
                                                      ------------  ------------
                                                      $123,685,934  $101,050,286
                                                      ============  ============

                      See notes to financial statements.

                                                     September 30,  December 31,
                                                         1997           1996
                                                     -------------  ------------


                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

        Notes payable to banks                      $  7,660,000   $          -
        Accounts payable                              15,200,726     15,241,950
        Accrued expenses:
             Salaries, commissions and benefits        1,733,939      3,105,005
             Other                                     4,875,297      4,944,268
        Dividends payable                                      -        484,113
                                                    ------------   ------------
                 Total current liabilities            29,469,962     23,775,336

DEFERRED INCOME TAXES                                    816,000        816,000

STOCKHOLDERS' EQUITY:
        Preferred stock--$.01 par value; 500,000 shares
             authorized, none issued                           -              -
        Common stock--$.01 par value; 30,000,000 shares
             authorized, 10,299,718 and 9,982,747 shares
             issued in 1997 and 1996, respectively       102,997         99,827
        Paid-in capital                               46,138,348     38,702,016
        Retained earnings                             47,158,627     40,469,320
                                                    ------------   ------------
                 Total                                93,399,972     79,271,163

           Less treasury stock at cost (300,496
              shares in 1996)                                  -     (2,812,213)
                                                    ------------   ------------
                Total  stockholders' equity           93,399,972     76,458,950
                                                    ------------   ------------
                                                    $123,685,934   $101,050,286
                                                    ============   ============


                      See notes to financial statements.

                        SULLIVAN DENTAL PRODUCTS, INC.
                        ------------------------------
                             STATEMENTS OF INCOME
                             --------------------


                                                              Three Months Ended                     Nine Months Ended
                                                                 September 30,                          September 30,

                                                        1997                1996                  1997               1996
                                                  ---------------     ----------------       --------------       ------------

Net sales                                         $    67,868,037     $     59,914,201       $  196,259,782       $172,871,316

Cost of sales                                          44,358,823           39,543,373          128,508,231        113,982,112
                                                  ---------------     ----------------       --------------       ------------

Gross profit                                           23,509,214           20,370,828           67,751,551         58,889,204

Operating expenses                                     18,578,530           16,808,551           55,539,151         50,157,346
                                                  ---------------     ----------------       --------------       ------------

Operating income                                        4,930,684            3,562,277           12,212,400          8,731,858

Interest expense                                          (99,304)             (42,353)            (113,827)          (248,491)

Other income, principally interest                        296,831              184,343              714,010            602,460
                                                  ---------------     ----------------       --------------       ------------

Income before provision for income taxes                5,128,211            3,704,267           12,812,583          9,085,827

Provision for income taxes                              2,051,000            1,481,000            5,125,000          3,634,000
                                                  ---------------     ----------------       --------------       ------------

Net income                                        $     3,077,211     $      2,223,267       $    7,687,583       $  5,451,827
                                                  ===============     ================       ==============       ============

Net income per common and common
     equivalent share                             $          0.28      $          0.24      $          0.71    $          0.58

Weighted average common shares                         11,106,000            9,372,000           10,761,000          9,362,000


                      See notes to financial statements.

                        SULLIVAN DENTAL PRODUCTS, INC.
                        ------------------------------
                           STATEMENTS OF CASH FLOWS
                           ------------------------

                                                                  Three Months Ended September 30,  Nine Months Ended September 30,

                                                                          1997               1996           1997           1996
                                                                      ------------       ------------   ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                         $ 3,077,211        $ 2,223,267    $ 7,687,583    $ 5,451,827
   Adjustments to reconcile net income to net cash (used in)
      provided by operating activities:
         Depreciation and amortization                                    785,228            545,351      2,130,908      1,562,929
         Loss (gain) on sale of equipment                                  13,374              9,856         45,329         (9,742)
         Provision for losses on accounts receivable                       69,000             60,000        219,000        270,000
         Changes in assets and liabilities, net of acquired businesses:
           (Increase) decrease in accounts receivable--trade           (3,651,745)          (992,088)    (6,025,410)       323,499
           (Increase) in accounts receivable--other                      (240,851)        (2,660,234)      (382,078)    (1,645,884)
           (Increase) decrease in inventory                            (2,892,951)         1,299,269     (4,143,368)     6,449,901
           (Increase) decrease in prepaid expenses and income taxes    (1,829,821)           492,435     (2,375,863)        33,078
           (Increase) in other assets                                      (7,003)           (76,776)       (10,968)      (148,924)
           (Decrease) in accounts payable                              (3,101,968)           (40,792)    (3,266,402)    (3,197,079)
           (Decrease) in accrued expenses-- salaries,
             commissions and benefits                                  (1,119,884)          (405,857)    (1,371,066)      (378,533)
           (Decrease) increase in accrued expenses--other                 252,259           (843,230)       (68,971)       617,474
           Increase in income taxes payable                                     -             76,795              -         76,795
                                                                   --------------     --------------  --------------  ------------
             Net cash (used in) provided by operating activities       (8,647,151)          (312,004)    (7,561,306)     9,405,341

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of assets, net of cash received                             35,818                  -         35,985              -
   Purchase of equipment and leasehold improvements                      (683,000)          (253,852)    (1,802,920)    (1,256,739)
   Proceeds from sale of equipment                                         49,021             14,974         66,248         91,740
                                                                   --------------     --------------  --------------  ------------
           Net cash (used in) investing activities                       (598,161)          (238,878)    (1,700,687)    (1,164,999)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in notes payable to banks                    7,660,000            975,000      7,660,000     (7,200,000)
   Purchase of treasury stock                                                   -                  -       (552,503)      (307,503)
   Dividends paid                                                        (500,585)          (450,313)    (1,482,383)      (902,125)
   Proceeds from stock options exercised                                1,437,590                  -      2,421,160              -
   Tax benefit of stock options exercised                                 682,212                  -        886,939              -
                                                                   --------------     --------------  --------------  ------------
           Net cash provided by (used in) financing activities          9,279,217            524,687      8,933,213     (8,409,628)
                                                                   --------------     --------------  --------------  ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                       33,905            (26,195)      (328,780)      (169,286)

CASH AND CASH EQUIVALENTS, beginning of period                            187,532             29,391        550,217        172,482
                                                                   --------------     --------------  --------------  ------------

CASH AND CASH EQUIVALENTS, end of period                            $     221,437     $        3,196   $    221,437   $      3,196
                                                                   ==============     ==============   ============   ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the period for:
      Interest                                                     $       99,304     $       33,532   $    113,827   $    270,302
      Income taxes                                                      2,042,900          1,213,582      5,057,737      3,108,884


                      See notes to financial statements.

                        SULLIVAN DENTAL PRODUCTS, INC.
                        ------------------------------
                        NOTES TO FINANCIAL STATEMENTS
                        -----------------------------
                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                     ------------------------------------

Note A - Summary of Significant Accounting Policies

   Basis of Presentation:


Except for the December 31, 1996 balance sheet, the financial statements have been prepared by the Company, without audit by independent certified public accountants, in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations since the Company believes that the disclosures contained herein are adequate to make the information presented not misleading.

These financial statements should be read in conjunction with the financial statements and notes included in the Company's 1996 Annual Report on Form 10-K. In the opinion of the Company, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of September 30, 1997, as well as the results of operations and the cash flows for the three and nine months ended September 30, 1997 and 1996, have been included.

The results of operations for such interim periods are not necessarily indicative of the results for the full year.

   Inventory:

The Company measures inventory and cost of sales for interim financial statements by use of a historically developed gross profit percentage. Annually, the Company adjusts the inventory to reflect the results of a physical count.

   Net Income Per Share:

Net income per share and the dilutive effect on net income per share of potentially dilutive stock options are computed by the treasury stock method. Common stock equivalents result from the assumed issuance of shares under stock option plans.

   Cash Flows:

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The changes in assets and liabilities in the operating section of the statements of cash flows for the three and nine months ended September 30, 1997, are reflected net of the effects of the acquisitions consummated.

                        SULLIVAN DENTAL PRODUCTS, INC.
                        ------------------------------
                        NOTES TO FINANCIAL STATEMENTS
                        -----------------------------
                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                     ------------------------------------

Note B - Acquisitions

On February 14, 1997, the Company purchased substantially all of the assets and assumed certain liabilities of Omega Professional Services, Inc. (OMEGA), a Utah based equipment leasing company, in exchange for 200,000 shares of common stock of the Company valued at $2,800,000. The excess of cost over the fair value of assets acquired (goodwill) was approximately $2,814,000 and is being amortized over twenty years on a straight-line basis.

On February 21, 1997, the Company purchased substantially all of the assets and assumed certain liabilities of S. B. Service, a Connecticut based sterilization equipment repair company, in exchange for 65,000 shares of common stock of the Company valued at $910,000. The excess of cost over the fair value of assets acquired (goodwill) was approximately $934,000 and is being amortized over twenty years on a straight-line basis.

On August 19, 1997, the Company purchased substantially all of the assets and assumed certain liabilities of Twenty-First Century Corporation (Twenty-First Century), a Fort Wayne, Indiana based dental supply, equipment and service company, in exchange for 81,000 shares of common stock of the Company valued at $2,030,063. The excess of cost over the fair value of assets acquired (goodwill) was approximately $2,211,000 and is being amortized over twenty years on a straight-line basis.

On August 20, 1997, the Company purchased substantially all of the assets and assumed certain liabilities of G.A.L.T., Inc. (G.A.L.T.), a Fort Wayne, Indiana based dental equipment and service company, in exchange for 6,000 shares of common stock of the Company valued at $151,880. The excess of cost over the fair value of assets acquired (goodwill) was approximately $300,000 and is being amortized over twenty years on a straight-line basis.

On August 26, 1997, the Company purchased substantially all of the assets and assumed certain liabilities of Jennifer de St. Georges & Associates, Inc. (Jennifer de St. Georges), a San Jose, California based practice management company in exchange for 65,000 shares of common stock of the Company valued at $1,637,188. The excess of cost over the fair value of assets acquired (goodwill) was approximately $1,753,000 and is being amortized over twenty years on a straight-line basis.

On September 15, 1997, the Company purchased certain assets of Professional Practice Transitions, L.L.C., a Green Bay, Wisconsin based dental practice brokerage company, in exchange for $253,900. The excess of cost over the fair value of assets acquired (goodwill) was approximately $292,000 and is being amortized over twenty years on a straight-line basis.


These acquisitions were accounted for under the purchase method of accounting. The accompanying statements of income for 1997 include the operations of the acquired companies since the dates of acquisition. The effect of these acquisitions on the Company's results of operations on a pro forma basis was not material. Four of these acquisitions were purchased with treasury stock.

                        SULLIVAN DENTAL PRODUCTS, INC.
                        ------------------------------
                        NOTES TO FINANCIAL STATEMENTS
                        -----------------------------
                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                     ------------------------------------

Note B - Acquisitions (Continued)


The effect on common stock, paid-in capital and treasury stock as of September 30, 1997, of these acquisitions, certain stock options exercised and certain treasury stock transactions (Note C) is as follows:

                                             Common      Paid-In      Treasury
                                              Stock      Capital        Stock
                                           -----------  ----------   -----------
      Balance, January 1, 1997              $ 99,827   $38,702,016  $(2,812,213)

      Shares issued in connection
         with the OMEGA acquisition                -     1,025,000    1,775,000

      Shares issued in connection
         with the S. B. Service acquisition        -       253,126      656,875

      Shares issued in connection with the
         Twenty-First Century acquisition        810     2,029,253            -

      Shares issued in connection with
         the G.A.L.T. acquisition                  -        73,889       77,991

      Shares issued in connection with the
         Jennifer de St. Georges acquisition       -       844,734      792,454

      Shares issued in connection
         with stock options exercised          2,437     2,418,723            -

      Tax benefit of stock options exercised       -       886,939            -

      Shares repurchased (Note C)                  -             -     (552,503)

      Shares reacquired from a prior
         year acquisition (Note C)                 -             -      (33,013)

      Shares cancelled (Note C)                  (77)      (95,332)      95,409
                                         -----------   -----------  -----------

      Balance, September 30, 1997           $102,997   $46,138,348  $         -
                                         ===========   ===========  ===========


Note C - Treasury Stock

During February, 1997, the Company repurchased 20,000 shares of its own common stock in the open market for $275,000. During April, 1997, the Company also repurchased 20,000 shares of its own common stock in the open market for $277,503.

During September, 1997, an acquisition from a prior year was revalued and 3,182 shares valued at $33,013 were returned to the Company and recorded as treasury stock. After this transaction was completed, the 7,679 remaining shares in treasury valued at $95,409 were cancelled.

                        SULLIVAN DENTAL PRODUCTS, INC.
                        ------------------------------
                        NOTES TO FINANCIAL STATEMENTS
                        -----------------------------
                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                     ------------------------------------

Note D - Dividends

On March 20, 1997, the Company declared a cash dividend of $.05 per share payable April 21, 1997, to stockholders of record on April 10, 1997. On June 20, 1997, the Company declared a cash dividend of $.05 per share payable July 21, 1997, to stockholders of record on July 10, 1997. Total dividends are $998,270.

Note E - Merger

On August 4, 1997 the Company announced that it had entered into a merger agreement with Henry Schein, Inc. (Henry Schein), an international distributor of dental, medical and veterinary products. Under the terms of the agreement, Henry Schein will acquire the Company in a stock-for-stock merger. The outstanding shares of the Company will be exchanged at a fixed rate exchange ratio of .735 of a share of Henry Schein for each share of the Company. The merger is expected to close in the fourth quarter of 1997 and is subject to each company's shareholder approval, various filings with the Securities and Exchange Commission and other provisions as defined in the contract. The merger will be accounted for as a pooling of interest and is expected to be tax-free to the Company's shareholders.

Merger costs of approximately $1,275,000 are recorded in prepaid expenses and will be expensed at the time of the closing.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                 HENRY SCHEIN, INC.

DATE:   JANUARY 26, 1998

                           By:    /s/ Steven Paladino
                                 --------------------------------------
                                 Steven Paladino
                                 Senior Vice President & Chief Financial Officer


                                       48